Georgetown University and Samaritan Sign Exclusive Licensing Agreement for Novel Treatment of Cushing’s Syndrome

LAS VEGAS, August 8, 2007 (PRIME NEWSWIRE) — Samaritan Pharmaceuticals, Inc. (AMEX:LIV — News), a developer of innovative drugs, announced today that it has entered into an exclusive licensing agreement with Georgetown University for a new innovative drug SP-6300 to treat Cushing’s syndrome.

Cushing’s syndrome, sometimes called “hypercortisolism” is a hormonal disorder caused by prolonged exposure of the body’s tissues to high levels of the stress hormone called cortisol. Long-term (chronic) use of corticosteroid medications, for the treatment of conditions such as, lupus, asthma, and rheumatoid arthritis, is the most common cause of Cushing’s syndrome. Patients who develop Cushing’s, exhibit a variety of symptoms including, weight gain, fatigue, muscle weakness, diabetes, high blood pressure, depression, and osteoporosis. If left untreated, Cushing’s syndrome can lead to death.

See peer reviewed journal publications: http://www.samaritanpharma.com/publications_and_patents.asp

Samaritan Pharmaceuticals: ``Transforming Today’s Science Into Tomorrow’s Cures...’’

Samaritan Pharmaceuticals is a life science company focused on commercializing its pipeline of innovative drugs to relieve the suffering of patients with Alzheimer’s, cancer, heart disease, and infectious disease. Samaritan’s business strategy is to partner drug candidates in its pipeline after Phase II (proof of concept) human studies. Samaritan has executed its first partnering agreement with Pharmaplaz, Ireland for its PII, HIV drug SP-01A. In addition, Samaritan’s sales arm has acquired the marketing and sales rights to sell ten revenue-generating products in Greece and various Eastern European countries.

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Disclaimer
The company disclaims any information that is created by an outside party and endorses only information that is communicated by its press releases, filings, and Website. This news release contains forward-looking statements that reflect management’s current beliefs about the potential for its drug candidates, science, and technology. However, as with any biopharmaceutical under development, there are significant risks and uncertainties in the process of development and regulatory review. There are no guarantees that products will prove to be commercially successful. For additional information about the factors that affect the company’s business, please read the company’s latest Form 10-K filed April 13, 2007. The company undertakes no duty to update forward-looking statements.

Contact:

Samaritan Pharmaceuticals, Inc.

Richard Brown

(702) 735-7001

RichardBrown@SamaritanPharma.com